EXHIBIT 21

Subsidiaries

SUBSIDIARIES

(1)	U.S. Subsidiaries Wholly Owned by LaserCard Corporation:

Name of Subsidiary	State of Incorporation

LaserCard Corporation	California

(2)	Foreign Subsidiaries Wholly Owned by LaserCard Corporation:

Name of Subsidiary	Nation of Incorporation

Challenge Card Design Plastikkarten GmbH	Germany

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